Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC PARTNERS CLOSES $95 MILLION EQUITY INVESTMENT BY GOLDMAN SACHS

Bradley J. Gross Joins MDC Partners Board of Directors

New York, NY, March 7, 2017 (NASDAQ: MDCA) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that it has closed the previously announced sale of $95 million of Convertible Preference Shares to an affiliate of the Merchant Banking Division of Goldman Sachs. MDC Partners will use the net proceeds from the investment to pay down existing debt under the Company’s credit facility and for general corporate purposes. In connection with the closing of the transaction, Bradley J. Gross, a managing director in the Merchant Banking Division of Goldman Sachs, has joined the MDC Partners Board of Directors, which has expanded to seven members.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

About Goldman Sachs’ Merchant Banking Division

Founded in 1869, The Goldman Sachs Group, Inc., is a leading global investment banking, securities and investment management firm. Goldman Sachs’ Merchant Banking Division (MBD) is the primary center for the firm’s long-term principal investing activity. With nine offices across seven countries, MBD is one of the leading private capital investors in the world with equity and credit investments across corporate, real estate, and infrastructure strategies. Since 1986, the group has invested approximately $180 billion of levered capital across a number of geographies, industries and transaction types.

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